Contact:	Ruth Pachman/Michael Herley	David L. Toner
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(718) 676-8936

CARVER BANCORP, INC. REPORTS FISCAL YEAR 2013 AND FOURTH QUARTER RESULTS

New York, New York, June 13, 2013 Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), today announced financial results for its fourth quarter and fiscal year ended March 31, 2013 (“Fiscal 2013”).

The Company reported net income of $0.7 million or earnings per share of $0.19 for the fourth quarter of fiscal year 2013, compared to a net loss of $7.1 million or loss per share of $1.93, for the prior year period. The Company reported net income of $0.7 million or earnings per share of $0.18 for fiscal year 2013, compared to a net loss of $23.4 million, or loss per share of $14.26 for fiscal year 2012.

Deborah C. Wright, Carver Bancorp Chairman and CEO said: "We are pleased to report our second consecutive quarterly profit and our first annual profit since the recession severely impacted our real estate loan portfolio. Our loan performance continues to improve, with non-performing assets declining 20% from the prior quarter and 47% from the fourth quarter of fiscal year 2012. Our capital ratios remain strong, with a Tier 1 capital ratio of 10.26% and a Total Risk Based Capital ratio of 19.55% as of March 31, 2013.

Our leadership team has been strengthened in all critical areas, and we are now refocusing on accelerating new business development, led by the partnership between our Retail and Lending Departments. Throughout this fiscal year, we have strengthened underwriting and compliance standards to ensure appropriate oversight in a challenging regulatory and fiscal environment. We are also pleased with initial results and the longer term business opportunity of Carver Community Cash, our product line designed to meet the needs of the "unbanked" in our communities. This product line is relevant to our consumer and institutional depository and lending customers, and we look forward to reaching additional customers who may benefit from a long-term banking relationship."

Ms. Wright concluded, "It remains a challenging time for customers in significant portions of Carver's footprint, and in the community banking industry. However, we remain guardedly optimistic for the fiscal year ahead."

Statement of Operations Highlights

Fourth Quarter Results
The Company reported net income for the three months ended March 31, 2013 of $0.7 million compared to a net loss of $7.1 million for the prior year period. The primary driver of our net income improvement over the prior year period loss was a loan loss provision release in the current quarter versus an increase in the prior year.
Net Interest Income
Interest income decreased $0.8 million, or 12.0%, to $5.6 million in the fourth quarter, compared to the prior year quarter, with the decrease primarily attributable to an $88.4 million, or 18.9%, decrease in average loans. Although the average yield on loans increased 27 basis points to 5.28% from 5.01%, due to a reduction in non-performing loans, the decrease in average loans reduced total interest income on loans. Decreases in interest income are likely to continue until average loan balances increase, given lower yields available on alternative interest earning assets. The average yield on mortgage-backed securities fell 91 basis points to 1.51% from 2.42% during the quarter, as higher yielding securities experienced early payoffs and were replaced with lower yielding securities.
Interest expense decreased $1.4 million, or 55.9%, to $1.1 million for the fourth quarter, compared to $2.5 million for the prior year quarter, on lower rates paid on money market accounts and certificates of deposits. Interest expense in the prior year period was also higher due to prepayment fees incurred as the Company made the strategic decision to prepay $30 million of repurchase agreements and $10 million of fixed rate borrowings. As a result, the average rate on interest-bearing liabilities decreased 44 basis points to 0.92% for the quarter ended March 31, 2013.

Provision for Loan Losses
The Company recorded a $3.7 million negative provision for loan losses for the fourth quarter compared to a $4.1 million provision for the prior year quarter. For the three months ended March 31, 2013, net recoveries of $0.2 million were recognized, compared to net charge-offs of $4.6 million in the prior year period. Improvement in the provision for loan losses was primarily related to reductions in loss experience and, to a lesser extent, a decline in loan balances.

Non-interest Income
Non-interest income decreased $0.1 million, or 4.0%, to $1.1 million in the fourth quarter, compared to $1.2 million for the prior year quarter. The decrease was primarily due to a loss on real estate owned, offset by increases in the gains realized on the sale of held-for-sale ("HFS") loans, and capital gains on the Company's investment portfolio. Non-interest income in the prior year period was also positively impacted by $0.6 million in new markets tax credit (NMTC) fees offset by HFS valuation adjustments of $1.0 million.

Non-interest Expense
Non-interest expense increased $0.2 million to $8.4 million during the fourth quarter, compared to $8.2 million in the prior year quarter. The increase is primarily due to an increase in occupancy and data processing expenses, offset by lower FDIC insurance premiums.

Income Taxes
The income tax expense was $64 thousand for the fourth quarter compared to a benefit of $34 thousand in the prior year period.

Fiscal Year 2013 Results
The Company reported net income for fiscal 2013 of $0.7 million compared to a net loss of $23.4 million for the prior year period. This improvement was primarily driven by a release in the provision for loan losses in the current year versus a build in the prior year, and increases in non-interest income.
Net Interest Income
Interest income decreased $4.2 million, or 14.9%, to $23.8 million compared to $27.9 million in the prior year period, with the decrease primarily attributed to a $118.8 million, or 22.6%, decrease in average loans. The average yield on loans increased 33 basis points to 5.26% from 4.93%, which was directly related to a reduction in non-performing loans. The decline in average loan balances did, however, decrease total interest income on loans. The average yield on mortgage-backed securities fell 80 basis points to 1.90% from 2.70% in the prior year period, as higher yielding securities experienced early payoffs and were replaced with lower yielding securities.
Interest expense decreased $3.2 million, or 39.4%, to $4.9 million compared to $8.1 million in the prior year period, as lower cost deposits replaced more expensive long-term borrowings. The prior year period was also impacted by fees paid to prepay certain high coupon debt. The average rate on interest-bearing liabilities decreased 44 basis points to 0.99%.

Provision for Loan Losses
The Company recorded a $3.3 million negative provision for loan losses for the fiscal year compared to a $16.3 million provision for the prior year period. For the period ended March 31, 2013, net charge-offs of $5.5 million were recognized compared to $19.7 million in the prior year period. Charge-offs in both periods were primarily related to impaired loans and loans that moved to HFS. The negative provision of $3.3 million recorded in the current period is primarily related to the stabilization in valuations of non-performing loans and a decrease in loss experience.

Non-interest Income
Non-interest income increased $3.3 million, or 92.9%, to $7.0 million compared to $3.7 million for the prior year period. The majority of the increase was attributable to gains on sales of loans and an increase in depository fees. Non-interest income in the prior year period was negatively impacted by HFS valuation adjustments of $1.9 million.

Non-interest Expense
Non-interest expense decreased $1.7 million or 5.5% to $29.2 million compared to $30.9 million in the prior year period. Non-interest expense was lower in all categories except data processing, with the largest decreases comprised of $1.0 million in compensation and benefits expenses and $0.3 million in FDIC premiums.

Income Taxes
Income tax expense was $0.3 million for the fiscal year, compared to a benefit of $1.0 million, for the prior year period. The income tax benefit in the prior year period was primarily due to net operating loss carrybacks, following management's evaluation of the Company's tax position.

Financial Condition Highlights
At March 31, 2013, total assets decreased $3.0 million, or 0.5%, to $638.3 million, compared to $641.2 million at March 31, 2012. The overall change was primarily due to decreases in the loan portfolio net of the allowance for loan losses of $33.9 million and HFS loans of $16.5 million. These decreases were offset by increases in cash and cash equivalents and restricted cash of $17.2 million and $28.9 million in the investment portfolio.

Total securities increased $28.9 million, or 30.1%, to $125.1 million at March 31, 2013, compared to $96.2 million at March 31, 2012. This change reflects an increase of $30.9 million in available-for-sale securities offset by a $2.0 million decrease in held-to-maturity securities, as the Company continues to diversify its investment portfolio to increase interest-earning assets.

Net loans receivable decreased $42.8 million, or 10.4%, to $370.1 million at March 31, 2013, compared to $412.9 million at March 31, 2012. The decrease resulted from $73.8 million of principal repayments and loan payoffs across all loan classifications, with the largest declines in multi-family, commercial and construction loans. An additional $9.7 million in loans were transferred from held for investment to HFS and $6.3 million in principal charge-offs. Decreases were partially offset by loan originations, advances and purchases of $46.9 million. The decrease of $8.8 million in the allowance for loan losses is due to $5.5 million in charge offs in addition to a negative provision of $3.3 million which is primarily related to the stabilization in valuations of non-performing loans and a decrease in loss experience.

HFS loans decreased $16.5 million or 55.8% to $13.1 million as the Company continued to take aggressive steps to resolve troubled loans. During the fiscal year, $9.7 million in loans, net of charge-offs, transferred into the held-for-sale portfolio from the held for investment portfolio. This increase was offset by $25.9 million of sales and paydowns.

Total liabilities decreased $3.1 million, or 0.5%, to $581.5 million at March 31, 2013, compared to $584.6 million at March 31, 2012, due to reductions in deposits of $36.9 million partially offset by an increase in borrowings of $33.0 million.

Deposits decreased $36.9 million, or 6.9%, to $495.7 million at March 31, 2013, compared to $532.6 million at March 31, 2012, due principally to $10 million in planned withdrawals from non-interest bearing control disbursements accounts and management's decision not to renew higher cost certificates of deposit.

Advances from the Federal Home Loan Bank of New York (“FHLB-NY”) and other borrowed money increased $33.0 million, or 75.9%, to $76.4 million at March 31, 2013, compared to $43.4 million at March 31, 2012, as the Company added short-term borrowings during the fiscal year to replace previously terminated long-term borrowings.

Total equity increased $0.1 million, or 0.2%, to $56.7 million at March 31, 2013, compared to $56.6 million at March 31, 2012. The increase reflects net profit before taxes of $45 thousand for the fiscal year.

Asset Quality
At March 31, 2013, non-performing assets totaled $46.1 million, or 7.2% of total assets, compared to $57.6 million or 9.0% of total assets at December 31, 2012 and $86.4 million or 13.5% of total assets at March 31, 2012. Non-performing assets at March 31, 2013 were comprised of $9.1 million of loans 90 days or more past due and non-accruing, $16.7 million of loans classified as a troubled debt restructuring, $4.9 million of loans that are either performing or less than 90 days past due that have been classified as impaired, $2.4 million of Real Estate Owned, and $13.1 million of loans classified as HFS.

The allowance for loan losses was $11.0 million at March 31, 2013, which represents a ratio of the allowance for loan losses to non-performing loans of 35.9% compared to 36.3% at March 31, 2012. The ratio of the allowance for loan losses to total loans was 3.0% at March 31, 2013, a decline from 4.8% at March 31, 2012.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank, founded in 1948 to serve African-American communities whose residents, businesses, and institutions had limited access to mainstream financial services. Carver, the largest African- and Caribbean-American run bank in the United States, operates ten full-service branches in the New York City boroughs of Brooklyn, Manhattan, and Queens. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

$ in thousands except per share data	March 31,	March 31,
ASSETS	2013	2012
Cash and cash equivalents:
Cash and due from banks	$98,083	$89,872
Money market investments	6,563	1,825
Total cash and cash equivalents	104,646	91,697
Restricted cash	10,666	6,415
Investment securities:
Available-for-sale, at fair value	116,051	85,106
Held-to-maturity, at amortized cost (fair value of $9,629 and $11,774 at March 31, 2013 and March 31, 2012, respectively)	9,043	11,081
Total investments	125,094	96,187

Loans held-for-sale (“HFS”)	13,107	29,626

Loans receivable:
Real estate mortgage loans	334,594	367,611
Commercial business loans	35,281	43,989
Consumer loans	247	1,258
Loans, net	370,122	412,858
Allowance for loan losses	(10,989)	(19,821)
Total loans receivable, net	359,133	393,037
Premises and equipment, net	8,597	9,573
Federal Home Loan Bank of New York (“FHLB-NY”) stock, at cost	3,503	2,168
Accrued interest receivable	2,247	2,256
Other assets	11,284	10,271
Total assets	$638,277	$641,230

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposits:
Savings	98,066	101,079
Non-Interest Bearing Checking	58,239	67,202
NOW	25,927	28,325
Money Market	113,259	109,404
Certificates of Deposit	200,225	226,587
Total Deposits	495,716	532,597
Advances from the FHLB-New York and other borrowed money	76,403	43,429
Other liabilities	9,423	8,585
Total liabilities	581,542	584,611

Stockholders' equity:
Preferred stock, (par value $0.01, per share), 45,118 Series D shares, with a liquidation preference of $1,000 per share, issued and outstanding	45,118	45,118
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 3,697,364 and 3,697,264 shares issued; 3,695,420 and 3,695,174 shares outstanding at March 31, 2013 and March 31, 2012, respectively)	61	61
Additional paid-in capital	55,708	54,068
Accumulated deficit	(44,439)	(45,091)
Non-controlling interest	141	2,751
Treasury stock, at cost (1,944 shares at March 31, 2013 and 2,090 at March 31, 2012, respectively)	(417)	(447)
Accumulated other comprehensive income	563	159
Total stockholders' equity	56,735	56,619
Total liabilities and stockholders' equity	$638,277	$641,230

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Fiscal Year Ended
$ in thousands except per share data	March 31,		March 31
	2013	2012	2013	2012
Interest Income:
Loans	$4,999	$5,854	$21,398	$25,930
Mortgage-backed securities	187	284	971	1,302
Investment securities	355	149	1,211	489
Money market investments	49	64	205	215
Total interest income	5,590	6,351	23,785	27,936

Interest expense:
Deposits	758	1,011	3,508	4,023
Advances and other borrowed money	336	1,470	1,370	4,030
Total interest expense	1,094	2,481	4,878	8,053

Net interest income	4,496	3,870	18,907	19,883
Provision for loan losses	(3,713)	4,052	(3,327)	16,342
Net interest income after provision for loan losses	8,209	(182)	22,234	3,541

Non-interest income:
Depository fees and charges	828	778	3,480	2,990
Loan fees and service charges	127	206	693	895
Gain on sale of securities, net	114	—	174	—
Gain on sale of loans, net	537	103	2,250	257
Loss on real estate owned	(520)	—	(808)	(216)
New Market Tax Credit ("NMTC") fees	—	625	625	625
Lower of Cost or market adjustment on loans held for sale	(32)	(965)	(32)	(1,870)
Other	80	434	667	973
Total non-interest income	1,134	1,181	7,049	3,654

Non-interest expense:
Employee compensation and benefits	2,883	2,899	11,126	12,087
Net occupancy expense	941	887	3,625	3,692
Equipment, net	295	312	1,184	1,341
Data processing	335	165	1,176	761
Consulting fees	114	106	357	475
Federal deposit insurance premiums	254	354	1,248	1,531
Other	3,589	3,516	10,522	11,047
Total non-interest expense	8,411	8,239	29,238	30,934

Profit/(Loss) before income taxes	932	(7,240)	45	(23,739)
Income tax expense (benefit)	64	(34)	328	(961)
Net income/(loss) before attribution of noncontrolling interest	868	(7,206)	(283)	(22,778)
Non Controlling interest, net of taxes	181	(58)	(945)	629
Net income/(loss)	$687	$(7,148)	$662	$(23,407)

Earnings/(loss) per common share:
Basic	$0.19	$(1.93)	$0.18	$(14.26)
Diluted	$0.19	N/A	$0.18	N/A

CARVER BANCORP, INC. AND SUBSIDIARIES
Non Performing Asset Table

$ in thousands	March 2013	December 2012	September 2012	June 2012	March 2012
Loans accounted for on a non-accrual basis (1):
Gross loans receivable:
One-to-four family	$7,642	$7,249	$6,094	$7,363	$6,988
Multi-family	423	483	1,724	1,790	2,923
Commercial real estate	14,788	18,872	14,145	16,487	24,467
Construction	1,230	1,230	4,258	4,658	11,325
Business	6,505	7,718	8,717	9,337	8,862
Consumer	38	14	15	—	23
Total non-performing loans	$30,626	$35,566	$34,953	$39,635	$54,588

Other non-performing assets (2):
Real estate owned	$2,386	$2,996	$2,119	$1,961	$2,183
Loans held for sale	13,107	18,991	26,830	30,163	29,626
Total other non-performing assets	15,493	21,987	28,949	32,124	31,809
Total non-performing assets (3):	$46,119	$57,553	$63,902	$71,759	$86,397

Non-performing loans to total loans	8.27%	9.76%	9.20%	10.17%	13.22%
Non-performing assets to total assets	7.23%	8.98%	10.01%	11.13%	13.47%

(1) Non-accrual status denotes any loan where the delinquency exceeds 90 days past due and in the opinion of management the collection of contractual interest and/or principal is doubtful. Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on assessment of the ability to collect on the loan.

(2)  Other non-performing assets generally represent loans that the Bank is in the process of selling and has designated held for sale or property acquired by the Bank in settlement of loans less costs to sell (i.e., through foreclosure, repossession or as an in-substance foreclosure).  These assets are recorded at the lower of their cost or fair value.

(3)  Troubled debt restructured loans performing in accordance with their modified terms for less than six months and those not performing in accordance with their modified terms are considered non-accrual and are included in the non-accrual category in the table above. At March 31, 2013 there were $5.0 million TDR loans that have performed in accordance with their modified terms for a period of at least six months. These loans are generally considered performing loans and are not presented in the table above.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES

	For the Three Months Ended March 31,
	2013			2012
$ in thousands	Average		Average	Average			Average
	Balance	Interest	Yield/Cost	Balance	Interest		Yield/Cost

Interest Earning Assets:
Loans (1)	378,993	$4,999	5.28%	$467,382	$5,854		5.01%
Mortgage-backed securities	49,552	187	1.51%	46,953	284		2.42%
Investment securities	61,912	275	1.78%	27,583	95		1.38%
Restricted Cash Deposit	10,645	1	0.03%	6,415	—		0.03%
Equity securities (2)	2,750	23	3.41%	2,968	113		15.31%
Other investments and federal funds sold	89,188	105	0.48%	93,994	5		0.02%
Total interest-earning assets	593,040	5,590	3.77%	645,295	6,351		3.94%
Non-interest-earning assets	12,849			7,662
Total assets	605,889			$652,957

Interest Bearing Liabilities:
Deposits:
Now demand	25,310	10	0.16%	$26,776	10		0.15%
Savings and clubs	96,617	62	0.26%	101,003	66		0.26%
Money market	113,918	142	0.50%	99,914	230		0.93%
Certificates of deposit	201,036	537	1.08%	209,992	697		1.33%
Mortgagors deposits	1,733	7	1.73%	1,853	8		1.74%
Total deposits	438,614	758	0.70%	439,538	1,011		0.93%
Borrowed money	44,836	336	3.04%	83,542	748	*	3.60%
Total interest-bearing liabilities	483,450	1,094	0.92%	523,080	1,759		1.35%
Non-interest-bearing liabilities:
Demand	58,957			60,421
Other liabilities	8,607			6,657
Total liabilities	551,014			590,158
Stockholders' equity	54,875			62,799
Total liabilities & stockholders' equity	605,889			$652,957
Net interest income		$4,496			$4,592

Average interest rate spread			2.85%				2.59%

Net interest margin			3.03%				2.85%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock
* Prepayment fees of $722 thousand from a FHLB Advance and other borrowed money were excluded from the calculations

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES

	For the Fiscal Year Ended March 31,
	2013			2012
$ in thousands	Average		Average	Average			Average
	Balance	Interest	Yield/Cost	Balance	Interest		Yield/Cost

Interest Earning Assets:
Loans (1)	$407,106	$21,398	5.26%	$525,902	$25,930		4.93%
Mortgage-backed securities	50,958	971	1.90%	48,214	1,302		2.70%
Investment securities	53,012	874	1.65%	23,195	313		1.35%
Restricted Cash Deposit	7,458	2	0.03%	5,275	2		0.04%
Equity securities (2)	2,596	93	3.57%	2,928	372		12.72%
Other investments and federal funds sold	86,122	447	0.52%	58,630	17		0.03%
Total interest-earning assets	607,252	23,785	3.92%	664,144	27,936		4.21%
Non-interest-earning assets	9,264			5,690
Total assets	$616,516			$669,834

Interest Bearing Liabilities:
Deposits:
Now demand	$25,842	41	0.16%	$26,532	42		0.16%
Savings and clubs	98,785	259	0.26%	104,090	274		0.26%
Money market	111,148	740	0.67%	82,120	838		1.02%
Certificates of deposit	209,622	2,431	1.16%	201,568	2,831		1.40%
Mortgagors deposits	2,079	37	1.80%	2,258	38		1.68%
Total deposits	447,476	3,508	0.78%	416,568	4,023		0.97%
Borrowed money	44,099	1,370	3.11%	95,762	3,308	*	3.45%
Total interest-bearing liabilities	491,575	4,878	0.99%	512,330	7,331		1.43%
Non-interest-bearing liabilities:
Demand	61,293			92,465
Other liabilities	8,236			7,190
Total liabilities	561,104			611,985
Stockholders' equity	55,412			57,849
Total liabilities & stockholders' equity	$616,516			$669,834
Net interest income		$18,907			$20,605

Average interest rate spread			2.92%				2.78%

Net interest margin			3.11%				3.10%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock
* Prepayment fees of $722 thousand from a FHLB Advance and other borrowed money were excluded from the calculations

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS

	Three Months Ended				Fiscal Year Ended
	March 31				March 31
Selected Statistical Data:	2013		2012		2013		2012

Return on average assets (1)	0.45%		(4.38)%		0.11%		(3.49)%
Return on average equity (2)	5.01%		(45.53)%		1.19%		(40.46)%
Net interest margin (3)	3.03%		2.85%		3.11%		3.10%
Interest rate spread (4)	2.85%		2.59%		2.92%		2.78%
Efficiency ratio (5)	149.40%		163.12%		112.65%		131.43%
Operating expenses to average assets (6)	5.55%		5.05%		4.74%		4.62%
Average equity to average assets (7)	9.06%		9.62%		8.99%		8.64%

Average interest-earning assets to average interest-bearing liabilities	1.23	x	1.23	x	1.24	x	1.30	x

Net income (loss) per share (*)	$0.19		$(1.93)		$0.18		$(14.26)
Average shares outstanding (*)	3,695,653		3,695,507		3,695,625		1,662,138

	March 31
	2013		2012
Capital Ratios:
Tier 1 leverage ratio (8)	10.26%		9.83%
Tier I risk-based capital ratio (8)	16.99%		14.50%
Total risk-based capital ratio (8)	19.55%		16.94%

Asset Quality Ratios:
Non performing assets to total assets (9)	7.23%		13.47%
Non performing loans to total loans receivable (9)	8.27%		13.22%
Allowance for loan losses to total loans receivable	2.97%		4.80%
Allowance for loan losses to non-performing loans	35.88%		36.31%

(1) Net income/(loss), annualized, divided by average total assets.
(2) Net income/(loss), annualized, divided by average total equity.
(3) Net interest income, annualized, divided by average interest-earning assets.
(4) Combined weighted average interest rate earned less combined weighted average interest rate cost.
(5) Operating expenses divided by sum of net interest income plus non-interest income.
(6) Non-interest expenses, annualized, divided by average total assets.
(7) Average equity divided by average assets for the period ended.
(8) These ratios reflect consolidated bank only.
(9) Non performing assets consist of non-accrual loans, real estate owned and held-for-sale loans.
(*) Common stock shares reflect 1 for 15 reverse stock split which was effective on October 27, 2011